Exhibit 99.27(d)(2)

                               Estate Term Rider

                                ESTATE TERM RIDER

This rider is a part of the policy to which it is attached. Except as stated in this rider, it is subject to all of the provisions of the policy.

POLICY NUMBER:                        [2000000]

FIRST INSURED:                        [John M. Doe]

SECOND INSURED:                       [Mary A. Doe]

INITIAL RIDER
INSURANCE AMOUNT:                     [$1,000,000]

INCREASE FACTOR:                      [0]

INCREASE FACTOR
EXPIRY DATE:                          [October 1, 2067]

MAXIMUM INCREASE AMOUNT:              [$10,000,000]

RIDER DATE:                           [January 10, 2002]

RIDER EXPIRY DATE:                    [October 1, 2067]

INITIAL MONTHLY RIDER CHARGE:         [ $0.10 ]


                                   DEFINITIONS

RIDER ANNIVERSARY.
The anniversary of the Rider Date of Issue.

TOTAL RIDER INSURANCE AMOUNT.
The Total Rider Insurance Amount is equal to the Initial Rider Insurance Amount plus any Insurance Increases.

                                     GENERAL

RIDER DEATH BENEFIT
Upon receipt of due proof at Our Main Administrative Office that both Insureds died while this rider is in effect, We will pay the Rider Death Benefit to the beneficiary of the policy.

The Rider Death Benefit is equal to the Total Rider Insurance Amount minus an amount, not less than zero, equal to either of the following depending on the death benefit option in effect:

a. the excess, if any, of the policy's minimum death benefit over the policy's Face Amount if the policy's death benefit option is Option 1; or

b. the excess if any of the policy's minimum death benefit over the sum of the policy's Face Amount and the policy's Policy Value if the policy's death benefit is Option 2.

VR46                                    1

SUICIDE EXCLUSION
If within two years from the Rider Date of Issue and provided this rider is then in effect either Insured dies by suicide, whether sane or insane, the amount we pay under this rider will be limited to the cost of insurance charges assessed for this rider.

CONTESTABILITY
We cannot contest the validity of this rider after it has been in effect during the Insureds' lifetime for two years from the Rider Date of Issue.

INSURANCE INCREASES
Subject to the Insurance Increase Limitations stated below, if the Increase Factor is not 0, the Total Rider Insurance Amount will increase as follows:

       PREMIUMS PAID INCREASES
       If the Increase Factor is expressed as "Premiums Paid", then the amount of each Insurance Increase will be equal to the premiums paid during the most recent Policy Month, less any amounts refunded to comply with the policy's Total Premium Limit.

       PERCENTAGE INCREASE
       If the Increase Factor is a percent, then the amount of the Insurance Increase will be equal to the Increase Factor multiplied by the sum of the previous year's Total Rider Insurance Amount and the policy's Face Amount. The Insurance Increase will occur on each Rider Anniversary that this rider is in effect.

       DOLLAR INCREASE
       If the Increase Factor is a dollar amount, then the amount of the Insurance Increase will be equal to the applicable dollar amount. The Insurance Increase will occur on each Rider Anniversary that this rider is in effect.

       VARYING SCHEDULE INCREASES
       If the Increase Factor is expressed as "Scheduled", then the amount of the Insurance Increase will be as shown in the schedule attached to this rider.

       INSURANCE INCREASE LIMITATIONS
       The Insurance Increases will be subject to the following limitations:

       a.  Insurance Increases do not occur after the Increase Expiry Date;

       b. The total of all Insurance Increases cannot exceed the Maximum Increase Amount shown above.

       c. You may, by Written Request, decrease, but not increase, the applicable Insurance Increase on any Rider Anniversary;

       d. If the Increase Factor is decreased for Percent and Dollar Increases, then the reduced percent or amount must be a whole percent or dollar amount and becomes a maximum cap for determining all future Insurance Increases;

       e.  You cannot change the type of Insurance Increase;

       f. Insurance Increases will no longer be provided following a change from Death Benefit Option 1 to Death Benefit Option 2.

VR46                                     2

PARTIAL SURRENDERS AND FACE AMOUNT DECREASES
While this rider is in effect the Basic Policy shall be amended to provide that requests for a partial surrender and/or Face Amount decrease under the Basic Policy will first reduce the Total Rider Insurance Amount. The fee is described on the policy's Schedule Pages. No Partial or pro-rata surrender charges will apply to the reduction in the Total Rider Insurance Amount.

To the extent such surrenders and/or decreases reduce the Total Rider Insurance Amount to zero, any additional surrender and/or decrease will reduce the policy Face Amount and Policy Value in accordance with the regular non-amended terms of such provisions. Thereafter, no Insurance Increases will be provided unless we agree otherwise.

TOTAL RIDER INSURANCE AMOUNT DECREASES
You may decrease the Total Rider Insurance Amount by Written Request. Thereafter, no Insurance Increases will be provided unless we agree otherwise.

MONTHLY CHARGE
The monthly charge for this rider is equal to the monthly cost of insurance rate multiplied by the Rider Death Benefit. The Initial Monthly Rider Charge is shown above. The monthly charge changes and generally increases each policy month based upon the cost of insurance rate and the rider death benefit. The monthly charge is deducted from the Policy Value as part of the monthly deduction for the policy.

The cost of insurance rate is based on each Insured's age nearest birthday on the Rider Date of Issue, risk class, sex, and duration from such Rider Date of Issue determined without regard to whether both or only one of the Insureds is then still alive. The rate used in computing the cost of insurance is obtained from the Table of Guaranteed Maximum Monthly Cost of Insurance Rates shown for both Insureds' risk classification(s) attached to this rider, or such lower rate as We may declare. Any new schedule of rates will be determined by Us based on factors which will be uniform by class without regard to changes in the health of the Insureds after the Rider Date of Issue, and based on our future mortality, expense, lapse and investment expectations.

TERMINATION OF THIS RIDER
This rider and all insurance under it will terminate on the earliest of the following dates:

1. the Rider Expiry Date;

2. termination of the Basic Policy;

3. the date of payment of the Rider Death Benefit;

4. the date, if any, that the Total Rider Insurance Amount is first reduced to zero;

5. the first Monthly Calculation Day following Our receipt at Our Main Administrative Office from You of a Written Request to cancel this rider.

                         PHL Variable Insurance Company


                            /s/ Robert W. Fiondella
                           -------------------------
                                Robert W. Fiondella

              Chairperson of the Board and Chief Executive Officer

VR46                                     3

           TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                        PER $1,000 OF RIDER DEATH BENEFIT
   FIRST INSURED ISSUE AGE, SEX AND RISK CLASSIFICATION: 35 - MALE, NONSMOKER SECOND INSURED ISSUE AGE, SEX AND RISK CLASSIFICATION: 35 - FEMALE, NONSMOKER

       POLICY          MONTHLY         POLICY          MONTHLY            POLICY         MONTHLY
        YEAR            RATE            YEAR            RATE               YEAR           RATE
        ----            ----            ----            ----               ----           ----
          1            .0005             21             .1812               41           3.9142
          2            .0017             22             .2140               42           4.5269
          3            .0031             23             .2507               43           5.1941
          4            .0047             24             .2920               44           5.9104
          5            .0066             25             .3393               45           6.6886

          6            .0090             26             .3939               46           7.5519
          7            .0119             27             .4590               47           8.5206
          8            .0153             28             .5369               48           9.6179
          9            .0195             29             .6330               49          10.8555
         10            .0242             30             .7472               50          12.2572

         11            .0299             31             .8812               51          13.7067
         12            .0366             32            1.0315               52          15.2819
         13            .0443             33            1.2016               53          16.8448
         14            .0532             34            1.3861               54          18.5127
         15            .0637             35            1.5963               55          20.1368

         16            .0760             36            1.8353               56          21.9056
         17            .0904             37            2.1401               57          23.7634
         18            .1077             38            2.4658               58          25.7651
         19            .1284             39            2.8784               59          28.0039
         20            .1528             40            3.3639               60          30.7620

                                                                            61          34.7687
                                                                            62          40.9795
                                                                            63          51.6197
                                                                            64          54.9935
                                                                            65          83.3333

VR46                                     4